Exhibit 99.1
CVR Energy Reports Fourth Quarter and Full Year Results
SUGAR LAND, Texas (March 11, 2009) — CVR Energy, Inc. (NYSE:CVI) reported today net income of $163.9 million for the full year 2008, or $1.90 per fully diluted share, and net income of $11.1 million for the fourth quarter 2008, or $0.13 per fully diluted share, on full-year net sales of $5,016.1 million and fourth quarter net sales of $699.7 million.
The 2008 results compare to a net loss for the full year in 2007 of $67.6 million, or a pro forma loss of $0.78 per fully diluted share, and a fourth quarter loss of $24.5 million, or a pro forma loss of $0.28 per fully diluted share. Among other things, results in 2007 were affected by a major turnaround and expansion at the company’s refinery and significant downtime and costs associated with a flood.
Operating income for the full year in 2008 was $148.7 million, compared to $186.6 million in 2007. The company reported a fourth quarter 2008 operating loss of $133.6 million compared to operating income of $31.2 million in the fourth quarter of 2007.
“For CVR Energy as well as the industries in which we compete, 2008 was a volatile year, marked by widely fluctuating crude oil and product prices and unprecedented swings in nitrogen fertilizer prices,” said Jack Lipinski, chairman, president and chief executive officer.
Certain items affected fourth quarter and full year 2008 and 2007 net income and diluted earnings per share. These items include expenses or reversals thereof for share-based compensation, the impact of “unrealized gain or loss from cash flow swap,” and a goodwill impairment loss taken in the fourth quarter of 2008 in the amount of $42.8 million. The goodwill impairment loss represents a write-off of the entire balance of the petroleum segment’s goodwill from the application of impairment testing criteria under accounting policies.
Adjusted for these items, net income for the full year 2008 was $21.6 million, or $0.25 per adjusted fully diluted share, and an adjusted net loss of $60.8 million for the fourth quarter 2008, or an adjusted diluted loss per share of $0.70. The 2008 results compare to adjusted net income for the full year in 2007 of $31.2 million, or an adjusted pro forma net income of $0.36 per fully diluted share, and a fourth quarter adjusted net income of $7.7 million, or an adjusted pro forma net income of $0.09 per fully diluted share.

Results for the full year and the fourth quarter of 2008 were unfavorably impacted by our use of first-in/first-out (FIFO) accounting in the amounts of $70.6 million and $61.8 million, respectively, both net of taxes. This compares to a favorable tax affected FIFO impact for the full year and fourth quarter 2007 of $42.0 million and $19.9 million, respectively. The after-tax FIFO impact for the full year and fourth quarter 2008 decreased earnings per fully diluted share by $0.72 and $0.82, respectively. After-tax FIFO increased pro forma earnings per share for the full year and fourth quarter 2007 by $0.49 and $0.23, respectively.
The company’s fourth quarter 2008 results were also impacted by a planned turnaround at the nitrogen fertilizer facility, an unplanned outage affecting the refinery’s fluid catalytic cracking unit, and loss on extinguishment of debt of approximately $10.0 million associated with amending the company’s credit facility.
On Dec. 3, the company announced that it signed a two-year crude oil supply agreement with Vitol Inc. effective Dec. 31, 2008, replacing an expiring agreement with J. Aron & Co., a related party of CVR Energy. In addition, on Dec. 22, 2008, the company amended its outstanding credit facility to modify certain restrictive covenants.
Petroleum Business
The petroleum segment reported operating income for the full year 2008 of $31.9 million on net sales of $4,774.3 million, and for the fourth quarter 2008 posted an operating loss of $153.8 million on net sales of $636.4 million, compared to operating income of $144.9 million on net sales of $2,806.2 million for the full year in 2007 and operating income of $22.6 million on net sales of $1,098.9 million for the fourth quarter in 2007. The 2008 fourth quarter loss was unfavorably impacted by FIFO accounting in the amount of $117.1 million and the goodwill impairment of $42.8 million compared to a favorable FIFO impact of $33.1 million in the fourth quarter of 2007.
Crude throughput for the full year 2008 averaged 105,837 barrels per day (bpd), and for the fourth quarter throughput averaged 97,657 bpd. These figures compare to an average throughput of 76,317 bpd for the full year in 2007. Gross profit per barrel was $2.69 for the full year 2008 and a negative $11.17 for the fourth quarter 2008. Refining margin per barrel was $8.39 for the full year 2008 and a negative $6.08 in the fourth quarter of 2008, with the calculation of refining margins affected by FIFO impacts.
Direct operating expenses (exclusive of depreciation and amortization) were $3.91 per barrel for the full year 2008, down from $7.52 per barrel for the full year in 2007. For the fourth quarter of 2008, direct operating expenses declined to $3.49 per barrel from $3.82 per barrel in the fourth quarter of 2007.
Nitrogen Fertilizer Business
Nitrogen fertilizer operations reported 2008 full year operating income of $116.8 million on net sales of $263.0 million, compared to $46.6 million on net sales of $165.9 for the full year in 2007. For the fourth quarter 2008, operating income was $21.2 million on net sales of $67.4 million compared to operating income of $11.7 million on net sales of $50.8 million in the fourth quarter of 2007.
The nitrogen fertilizer plant produced 112,500 tons of ammonia available for sale during 2008, compared to 91,800 net tons in 2007, and for the fourth quarter of 2008 produced 29,200 nets tons of ammonia available for sale compared to 23,000 net tons for the fourth quarter in 2007. The plant produced 599,200 tons of UAN during the full year 2008 compared to 576,900 tons in 2007, and 137,200 tons of UAN in the fourth quarter of 2008 compared to 144,300 tons in the fourth quarter of 2007.
For the full year 2008, average realized sales prices for ammonia and UAN were $557 per ton and $303 per ton respectively, compared to $376 per ton and $211 per ton for the full year 2007. For the fourth quarter 2008, average realized sales prices for ammonia and UAN were $536 per ton and $324 per ton respectively, compared to $408 per ton and $236 per ton for the same period in 2007.
# # #
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high-value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma, eastern Colorado, western Missouri and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com

CVR Energy, Inc.
The following tables summarize the financial data and key operating statistics for CVR Energy and our two operating segments for the three and twelve months ended December 31, 2008 and 2007. Select balance sheet data is as of December 31, 2008, and 2007. The summary financial data for our two operating segments does not include certain SG&A expenses and depreciation and amortization related to our corporate offices.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions, except share data)
	(unaudited)
Consolidated Statement of Operations Data:
Net sales	$699.7	$1,147.0	$5,016.1	$2,966.9
Cost of product sold*	697.8	982.2	4,461.8	2,308.8
Direct operating expenses* (1)	58.0	57.3	237.5	276.1
Selling, general and administrative expenses* (1)	14.8	51.0	35.2	93.1
Net costs associated with flood	(1.0)	7.2	7.9	41.5
Depreciation and amortization	20.9	18.1	82.2	60.8
Goodwill impairment (2)	42.8	—	42.8	—

Operating income (loss)	(133.6)	31.2	148.7	186.6
Interest expense and other financing costs	(10.2)	(15.2)	(40.3)	(61.1)
Gain (loss) on derivatives, net	175.8	(30.1)	125.3	(282.0)
Loss on extinguishment of debt	(10.0)	(1.3)	(10.0)	(1.3)
Other income, net (1)	1.7	0.6	4.1	1.5

Income (loss) before income taxes and minority interest in loss of subsidiaries	23.7	(14.8)	227.8	(156.3)
Income tax (expense) benefit	(12.6)	(9.7)	(63.9)	88.5
Minority interest in loss of subsidiaries	—	—	—	0.2

Net income (loss)	$11.1	$(24.5)	$163.9	$(67.6)

* Amounts shown are exclusive of depreciation and amortization.

Net earnings per share
Basic	$0.13		$1.90
Diluted	$0.13		$1.90
Weighted average shares
Basic	86,158,206		86,145,543
Diluted	86,236,872		86,224,209
Pro forma information
Net loss per share:
Basic		$(0.28)		$(0.78)
Diluted		$(0.28)		$(0.78)
Weighted average shares
Basic		86,141,291		86,141,291
Diluted		86,141,291		86,141,291

	As of December 31,	As of December 31,
	2008	2007
	(in millions)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$8.9	$30.5
Working capital	128.5	10.7
Total assets	1,610.5	1,868.4
Total debt, including current portion	495.9	500.8
Minority interest in subsidiary	10.6	10.6
Stockholders’ equity	579.5	432.7

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions)
	(unaudited)
Other Financial Data:
Cash flows provided by (used in) operating activities	$(21.6)	$(19.7)	$83.2	$145.9
Cash flows used in investing activities	(19.0)	(28.9)	(86.5)	(268.6)
Cash flows provided by (used in) financing activities	(10.3)	51.8	(18.3)	111.3
Capital expenditures for property, plant and equipment	19.0	28.9	86.5	268.6

Non-GAAP Measures
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):
Net income (loss)	$11.1	$(24.5)	$163.9	$(67.6)
Unrealized gain (loss) from Cash Flow Swap, net of taxes	110.7	(2.9)	152.7	(62.0)

Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap (3)	(99.6)	(21.6)	11.2	(5.6)

Special Items:
Goodwill impairment (2)	42.8	—	42.8	—
Share-based compensation (1)	(5.6)	32.8	(42.5)	44.1
Income tax expense (benefit) of share-based compensation	1.6	(3.5)	10.1	(7.3)

Adjusted net income (loss) (4)	$(60.8)	$7.7	$21.6	$31.2

Adjusted net income (loss) per share, fully diluted	$(0.70)		$0.25
Adjusted pro forma net income per share, fully diluted		$0.09		$0.36

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions, except per crude oil
	throughput barrel data)
	(unaudited)
Petroleum Business Financial Results:
Net Sales	$636.4	$1,098.9	$4,774.3	$2,806.2
Cost of product sold*	691.0	981.0	4,449.4	2,300.2
Direct operating expenses* (1)	31.3	38.8	151.4	209.5
Net costs associated with flood	(1.5)	6.0	6.4	36.7
Depreciation and amortization	15.9	13.3	62.7	43.0

Gross profit (loss)	$(100.3)	$59.8	$104.4	$216.8
Plus direct operating expenses* (1)	31.3	38.8	151.4	209.5
Plus net costs associated with flood	(1.5)	6.0	6.4	36.7
Plus depreciation and amortization	15.9	13.3	62.7	43.0

Refining margin (5)	$(54.6)	$117.9	$324.9	$506.0
Operating income (loss)	$(153.8)	$22.6	$31.9	$144.9
Goodwill impairment (2)	42.8	—	42.8	—
Share-based compensation (1)	(1.3)	6.0	(10.8)	7.2

Adjusted operating income (loss) (6)	$(112.3)	$28.6	$63.9	$152.1
Petroleum Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin (5)	$(6.08)	$11.62	$8.39	$18.17
Direct operating expenses* (1)	3.49	3.82	3.91	7.52
Gross profit (loss)	(11.17)	5.89	2.69	7.79
FIFO impact (favorable) unfavorable (7)	$117.1	$(33.1)	$102.5	$(69.9)
FIFO impact (favorable) unfavorable per crude oil throughput barrel (7)	$13.03	$(3.27)	$2.64	$(2.51)

*	Amounts shown are exclusive of depreciation and amortization

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
		(unaudited)
Refining Throughput and Production Data (barrels per day)
Throughput:
Sweet	70,034	77,885	77,315	54,509
Light/medium sour	17,448	13,483	16,795	14,580
Heavy sour	10,175	18,906	11,727	7,228

Total crude oil throughput	97,657	110,274	105,837	76,317
All other feed and blendstocks	13,074	12,129	11,882	5,748

Total throughput	110,731	122,403	117,719	82,065

Production:
Gasoline	55,833	57,990	56,852	37,017
Distillate	44,526	50,551	48,257	34,814
Other (excluding internally produced fuel)	10,843	15,941	13,422	10,551

Total refining production (excluding internally produced fuel)	111,202	124,482	118,531	82,382
Product price (dollars per gallon):
Gasoline	$1.36	$2.30	$2.50	$2.20
Distillate	$1.87	$2.60	$3.00	$2.28

Market Indicators (dollars per barrel)
West Texas Intermediate (WTI) NYMEX	$59.08	$90.50	$99.75	$72.36
Crude Oil Differentials:
WTI less WTS (light/medium sour)	3.53	6.35	3.44	5.16
WTI less WCS (heavy sour)	14.56	32.60	18.72	22.94
NYMEX Crack Spreads:
Gasoline	(2.71)	5.26	4.76	14.61
Heating Oil	18.35	13.88	20.25	13.29
NYMEX 2-1-1 Crack Spread	7.82	9.57	12.50	13.95
PADD II Group 3 Basis:
Gasoline	1.41	0.41	0.12	3.56
Ultra Los Sulfur Diesel	3.00	2.97	4.22	7.95
PADD II Group 3 Product Crack:
Gasoline	(1.30)	5.67	4.88	18.18
Ultra Low Sulfur Diesel	21.36	16.84	24.47	21.24
PADD II Group 3 2:1:1	10.03	11.26	14.68	19.71

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
		(in millions, except as noted)
		(unaudited)
Nitrogen Fertilizer Business Financial Results:
Net sales	$67.4	$50.8	$263.0	$165.9
Cost of product sold*	10.7	3.1	32.6	13.0
Direct operating expenses* (1)	26.7	18.5	86.1	66.7
Net cost associated with flood	—	0.4	—	2.4
Depreciation and amortization	4.5	4.4	18.0	16.8

Operating income	$21.2	$11.7	$116.8	$46.6
Share-based compensation (1)	(1.6)	8.2	(10.6)	9.0

Adjusted operating income (6)	$19.6	$19.9	$106.2	$55.6

Nitrogen Fertilizer Key Operating Statistics

Production (thousand tons):
Ammonia (gross produced) (8)	85.6	81.8	359.1	326.7
Ammonia (net available for sale) (8)	29.2	23.0	112.5	91.8
UAN	137.2	144.3	599.2	576.9

Petroleum coke consumed (thousand tons)	102.1	124.2	451.9	449.8
Petroleum coke (cost per ton)	$33	$25	$31	$30

Sales (thousand tons):
Ammonia	34.2	33.3	99.4	92.1
UAN	132.2	141.3	594.2	555.4

Total sales	166.4	174.6	693.6	647.5

Product pricing (plant gate) (dollars per ton) (9):
Ammonia	$536	$408	$557	$376
UAN	$324	$236	$303	$211

On-stream factors (10):
Gasification	78.0%	97.7%	87.8%	90.0%
Ammonia	76.4%	96.7%	86.2%	87.7%
UAN	74.7%	79.4%	83.4%	78.7%

Reconciliation to net sales (dollars in thousands):
Freight in revenue	$5,223	$3,815	$18,856	$13,826
Hydrogen revenue	1,035	—	8,967	—
Sales net plant gate	61,136	46,950	235,127	152,030

Total net sales	$67,394	$50,765	$262,950	$165,856

Market Indicators
Natural gas NYMEX (dollars per MMBtu)	$6.40	$7.39	$8.91	$7.12
Ammonia — Southern Plains (dollars per ton)	$619	$469	$707	$409
UAN — Mid Cornbelt (dollars per ton)	$397	$328	$422	$288

(1)	The Company has two classifications for share based compensation awards. Phantom Unit Plan awards are accounted for as liability based awards. In accordance with FAS 123(R), the expense associated with these awards is based on the current fair value of the awards. These awards are remeasured at each reporting date until the awards are settled. Override unit awards are accounted for as equity-classified awards using the guidance for non-employee awards prescribed by EITF 00-12 and EITF 96-18. In accordance with that guidance, the expense associated with these awards is based on the current fair value of the awards. These awards are remeasured at each reporting date until the awards are vested (when the performance commitment is reached). The value of all of these awards can fluctuate significantly between periods.

The compensation expense associated with our Phantom Unit Plan and override units is recorded in direct operating expenses, selling, general and administrative expenses, and other income. Below is a breakdown of the expense by statement of operations caption and by business segment.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions)
	(unaudited)
Share-based compensation recorded in direct operating expenses
Petroleum	$(0.3)	$3.8	$(4.6)	$4.0
Nitrogen	(0.2)	0.6	(1.6)	1.3
Corporate	—	—	—	—

	(0.5)	4.4	(6.2)	5.3

Share-based compensation recorded in selling, general and administrative expenses
Petroleum	(1.0)	2.2	(6.2)	3.2
Nitrogen	(1.4)	7.6	(9.0)	7.7
Corporate	(3.0)	18.6	(21.1)	27.9

	(5.4)	28.4	(36.3)	38.8

Share-based compensation recorded in other income	0.3	—	—	—

Total share based compensation	$(5.6)	$32.8	$(42.5)	$44.1
(2)	Upon applying the goodwill impairment testing criteria under existing accounting rules during the fourth quarter of 2008, we determined that the goodwill of the petroleum segment was impaired, which resulted in a goodwill impairment loss of $42.8 million in the fourth quarter. This goodwill impairment is included in the petroleum segment operating income (loss) adjusted for special items but is excluded in the refining margin and the refining margin per crude oil throughput barrel data.
(3)	The unrealized gain (loss) from Cash Flow Swap relates to the derivative transaction that was executed in conjunction with the acquisition of Coffeyville Group Holdings, LLC by Coffeyville Acquisition LLC on June 24, 2005. On June 16, 2005, Coffeyville Acquisition LLC entered into the Cash Flow Swap with J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc., and a related party of ours. The Cash Flow Swap was subsequently assigned from Coffeyville Acquisition LLC to Coffeyville Resources, LLC on June 24, 2005. The derivative took the form of three NYMEX swap agreements whereby if crack spreads fall below the fixed level, J. Aron agreed to pay the difference to us, and if crack spreads rise above the fixed level, we agreed to pay the difference to J. Aron. Assuming crude oil capacity of

115,000 bpd, the Cash Flow Swap represents approximately 57% and 14% of crude oil capacity for the periods January 1, 2009, through June 30, 2009, and July 1, 2009 through June 30, 2010, respectively. Under the terms of our Credit Facility and upon meeting specific requirements related to our leverage ratio and our credit ratings, we are permitted to terminate the Cash Flow Swap in 2009 or 2010.

We have determined that the Cash Flow Swap does not qualify as a hedge for hedge accounting purposes under current GAAP. As a result, our periodic statements of operations reflect in each period material amounts of unrealized gains and losses based on the increases or decreases in market value of the unsettled position under the swap agreements which is accounted for as a liability on our balance sheet. As the crack spreads increase we are required to record an increase in this liability account with a corresponding expense entry to be made to our statement of operations. Conversely, as crack spreads decline we are required to record a decrease in the swap related liability and post a corresponding income entry to our statement of operations. Because of this inverse relationship between the economic outlook for our underlying business (as represented by crack spread levels) and the income impact of the unrecognized gains and losses, and given the significant periodic fluctuations in the amounts of unrealized gains and losses, management utilizes Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap as a key indicator of our business performance. In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, management and our board of directors consider our U.S. GAAP net income results as well as Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap, net of tax. We believe that Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap, net of tax, enhances the understanding of our results of operations by highlighting income attributable to our ongoing operating performance exclusive of charges and income resulting from mark to market adjustments that are not necessarily indicative of the performance of our underlying business and our industry. The adjustment has been made for the unrealized gain or loss from Cash Flow Swap net of its related tax effect.

Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is not a recognized term under GAAP and should not be substituted for net income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance or liquidity in evaluating our business. Because Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap excludes mark to market adjustments, the measure does not reflect the fair market value of our Cash Flow Swap in our net income. As a result, the measure does not include potential cash payments that may be required to be made on the Cash Flow Swap in the future. Also, our presentation of this non-GAAP measure may not be comparable to similarly titled measures of other companies. The Company believes that net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is important to enable investors to better understand and evaluate its ongoing operating results and allow for greater transparency in the review of its overall financial, operational and economic performance.
(4)	Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap and other special items results from adjusting net income for items that the Company believes are non-operating in nature. For the twelve months and three months ended December 31, 2008 and 2007, these items included the unrealized gain (loss) from Cash Flow swap, the goodwill impairment of the petroleum segment, and share-based compensation. Net income (loss) adjusted is not a recognized term under GAAP and should not be substituted for net income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance or liquidity in evaluating our business. The Company believes that net income (loss) adjusted is important to enable investors to better understand and evaluate its ongoing operating results and allow for greater transparency in the review of its overall financial, operational and economic performance.
(5)	Refining margin is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our statement of operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. The Company believes that refining margin is important to enable investors to better understand and evaluate its ongoing operating results and allow for greater transparency in the review of its overall financial, operational and economic performance.
(6)	Operating income (loss) adjusted for special items is a non-GAAP measure that we believe is important in evaluating the on-going operations of our segments. This calculation is made in order to adjust for what the Company believes are significant non-operating items such as the petroleum segments goodwill impairment and the impact of our share based compensation. Included within both the Petroleum and Nitrogen Fertilizer segment’s operating income are unusual or infrequent events that also impact our results. Below is a table summarizing these items.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions)
	(unaudited)
Petroleum:

FIFO impact (favorable) unfavorable	$117.1	$(33.1)	$102.5	$(69.9)
Net costs associated with flood	(1.5)	6.0	6.4	36.7
Major scheduled turnaround expenses	—	—	—	76.4

Nitrogen Fertilizer:

Net costs associated with flood	$—	$0.4	$—	$2.4
Major scheduled turnaround expenses	3.3	—	3.3	—
Operating income (loss) adjusted is not a recognized term under GAAP and should not be substituted for operating income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance or liquidity in evaluating our business. The Company believes that operating income (loss) adjusted is important to enable investors to better understand and evaluate its ongoing operating results and allow for greater transparency in the review of its overall financial, operational and economic performance.

(7)	First-in, first-out (FIFO) is the Company’s basis for determining inventory value on a GAAP basis. Changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease. The FIFO impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.

(8)	The gross tons produced for ammonia represent the total ammonia produced, including ammonia produced that was upgraded into UAN. The net tons available for sale represent the ammonia available for sale that was not upgraded into UAN.

(9)	Plant gate sales per ton represent net sales less freight divided by product sales volume in tons in the reporting period. Plant gate pricing per ton is shown in order to provide industry comparability.

(10)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period. Excluding the impact of turnarounds and the flood at the fertilizer facility, (i) the on-stream factors for the three months ended

December 31, 2008 adjusted for turnaround would have been 93.8% for the gasifier, 92.1% for ammonia, and 90.4% for UAN, (ii) the on-stream factors for the three months ended December 31, 2007 would have not changed, (iii) the on-stream factors for the twelve months ended December 31, 2008 adjusted for turnaround would have been 91.7% for the gasifier, 90.2% for ammonia and 87.4% for UAN and (iv) the on-stream factors for the twelve months ended December 31, 2007 adjusted for flood would have been 94.6% for gasifier, 92.4% for ammonia and 83.9% for UAN.
Use of Non-GAAP Financial Measures
To supplement the actual results in accordance with U.S. generally accepted accounting principles (GAAP) for the applicable periods, the Company also uses non-GAAP measures as discussed above, which are adjusted for GAAP-based results. The use of Non-GAAP adjustments are not in accordance with or an alternative for GAAP. The adjustments are provided to enhance an overall understanding of the Company’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.